Exhibit 10.1

CYGNE DESIGNS

April 25, 2008

Mr. Bernard Manuel

775 Park Avenue

New York, New York

Dear Mr. Manuel:

Reference is made to that certain amended and restated employment agreement, dated as of January 1, 1995, by and between Cygne Designs, Inc. (“Cygne”) and you (the “Employment Agreement”). This letter sets forth our respective understandings regarding your continued employment by the Company.

Effective as of May 1, 2008:

the Employment Agreement (including without limitation the non-competition provisions thereof) is hereby terminated and of no further force and effect;

you will continue to serve as a director and chairman of the Board of Directors of the Company until October 31, 2008, and thereafter until either the Company requests that you resign as a director or you resign, upon thirty (30) days prior written notice to the Company;

you hereby resign as Chief Executive Officer and President of the Company, but you will remain an employee of the Company through January 31, 2010, advising the Company’s senior executive officers with respect to international sourcing. It is expected that your service will be provided telephonically at such times as are mutually convenient. For these services the Company will pay you $12,500 per month, payable at the times and in the manner the Company pays its other employees, and you will continue to participate, at the Company’s expense, in the Company’s health insurance plan that he is currently participating in or in such other similar plan of your choice; and

in recognition of your past services to the Company and your agreement to forego bonuses and contractually mandated annual salary increases for over ten years, upon termination of your employment the Company will pay you severance in the amount of $1,200,000, payable in 12 equal quarterly installments of $100,000, with the first payment commencing on February 15, 2010.

If this agreement correctly sets forth our understanding, please sign the enclosed copy of this letter and return it.

Very truly yours,

/s/ Roy E. Green

Cygne Designs, Inc.

Roy E. Green, CFO

ACCEPTED AND AGREED:

/s/ Bernard Manuel

Bernard Manuel

11 West 42nd Street      9th Floor      New York NY 10036      Tel 212 997 7767      Fax 212 997 7758      Email bmm@cyds.com